Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Raises Ownership Limit for BVF Partners to 25% of Shares Outstanding

SAN DIEGO (June 20, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces that its Board of Directors has agreed to waive certain “poison pill” provisions to allow BVF Partners L.P., including its affiliates and associates (“BVF”), to increase its ownership of the Company from the previous limit of up to 19.99% of outstanding common stock to a new limit of up to 24.99%, subject to certain conditions. BVF has been Ligand’s largest shareholder since the second quarter of 2011 and currently owns 17.7% of the Company's outstanding stock.

BVF’s acquisition of stock, if any, is expected to be made in the open market or through direct purchases from other stockholders. Ligand has been diligent in setting the terms of the waiver for the potential benefit of all shareholders of Ligand. In summary, the conditions under which BVF will be permitted to exceed the current limit of up to 19.99% and own up to 24.99% of Ligand’s outstanding stock include the following:

•	BVF's purchases must exceed the 19.99% threshold within nine months from the date of the agreement, or the waiver for the increased ownership limit automatically terminates.

•
At any time BVF holds a position in excess of 19.99% of Ligand's outstanding stock, Ligand's Board of Directors will have sole voting control over BVF-owned shares representing 15% of the company's total outstanding shares (currently approximately 3 million shares).

•	BVF will not attempt to nominate any Director to the Ligand Board of Directors or undertake any other control initiative.

•	Any shares purchased in excess of 19.99% of the outstanding common stock must be held by BVF for a minimum of four years or until the stock reaches $100 per share.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Celgene, Lundbeck Inc., Eli Lilly & Co., Spectrum Pharmaceuticals and The Medicines Company. Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties, and reflect Ligand’s judgment as of the date of this release. These statements include those related to the permitted purchase of Ligand common stock by BVF, and the future value of Ligand common stock. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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